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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 August 18, 2006
                                -----------------
                      (Date of the earliest event reported)


                             Simulations Plus, Inc.
                             ----------------------
             (Exact name of registrant as specified in its charter)


       California                    000-32046                    95-4595609
       ----------                   ------------                  ----------
(State or other jurisdiction        (Commission               (I.R.S. Employer
    of incorporation)               File Number)             Identification No.)


                  42505 10th Street West, Lancaster, California 93534
                  ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                  661-723-7723
                                  -------------
               Registrant's telephone number, including area code

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ITEM 8.01         OTHER EVENTS

On August 18, 2006, Simulations Plus, Inc., a California corporation (the "Company"), announced to its employees that the Company will accelerate the vesting of stock options previously awarded for which the underlying shares are registered (the "Registered Options"). The acceleration of vesting excludes 500,000 options (250,000 options before the recent stock split) for shares of unregistered stock (the "Unregistered Option").

The acceleration of vesting is effective for Registered Options outstanding as of August 18, 2006. As a result, Options to purchase approximately 505,000 shares (approximately 202,500 shares before the recent stock split) of common stock will be accelerated, representing approximately 25% of all outstanding options. The weighted average exercise price of the Registered Options subject to this acceleration is approximately $2.18 ($4.36 before the recent stock split).

The Company's decision to accelerate the vesting of the Options was made to eliminate future compensation expense that the Company would otherwise recognize with respect to these options following the Company's adoption of SFAS 123(R), Share-Based Payment. The Company will adopt FAS No. 123(R) on September 1, 2006, which is the beginning of the Company's 2007 fiscal year. The Company estimates that the pre-tax charge to be avoided would be approximately $420,000 over the remaining portion of the original vesting periods, which on average is approximately 3.9 years from the effective date of the acceleration.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           SIMULATIONS PLUS, INC.


Dated: August 18, 2006                     By: /s/ Momoko Beran
                                           -------------------------------------
                                           Momoko Beran
                                           Chief Financial Officer